CONSULTANT AGREEMENT

     THIS CONSULTANT SERVICES AGREEMENT ("Agreement") is made this June 6, 2000, to be effective the 15th day of May, 2000 ("Effective Date"), by XPEDIAN, INC., a Florida corporation ("XPDN"), and Daniel S. Dunkin ("Consultant"), for consulting services as designated by the Board of Directors of XPDN, in regards to the license agreement ("License Agreement") by and between XPDN and Commerce Capital Group a South Carolina Limited Liability Company "CCG".
                            RECITALS:

     WHEREAS the Consultant shall be engaged to provide technological support in the areas of computer programming, systems development, web site support, internet service provisioning on a full T1 circuit, and connectivity as they relate to the implementation and installation of the internet software applications referenced in the existing License Agreement between XPDN and CCG.

     WHEREAS XPDN wishes to grant the Consultant, and Consultant wishes to receive, as full compensation for such consulting services to the XPDN, options to purchase 250,000 shares of the Common Stock of XPDN (the "Option"), pursuant to the provisions set forth herein.

     NOW, THEREFORE, in consideration of the sum of twenty ($20.00) Dollars, and other good and valuable consideration, the premises, mutual promises, covenants, terms and conditions herein, the receipt and sufficiency of which are hereby acknowledged by both parties, and the parties do hereby agree as follows:

                     OPERATIONAL PROVISIONS

1.   Services.

     1.1 Duties. Consultant has been engaged by XPDN and Consultant agrees that he will render XPDN business consulting services as they relate to implementation of the web based application and related interfaces with XPDN's contract with CCG.
Such services shall include providing:


          Exhibit 99.1 - Pg. 1

     a) Network connectivity from the Internet to (3) host machines operating XPDN and CCG websites and mail servers.

     b) Network connectivity among (4) host machines operating XPDN and CCG websites, mail servers, and database server. Traffic to and from this network will be restricted by firewall equipment with filtering rules acceptable to the XPDN and Consultant.

     c) Monitoring service for (4) host machines operating XPDN and CCG websites, mail servers, and database server. The monitoring service consists of software and engineering support to provide the maximum uptime of the host machines. Should a failure occur that prohibits network connectivity from the Internet to any of the (4) host machines, an engineer will respond to the problem within 30 minutes and remain on-site until the problem is resolved.

     d) Engineering time in the amount of three thousand seven hundred sixty (3760) hours for development and integration of the XPDN and CCG websites, mail servers, and database server. Engineers will operate at the direction of XPDN and CCG.

     1.2 Performance. Consultant may engage such entities or individuals to fulfill the obligations of Consultant hereto as the Consultant in his sole discretion shall decide. Consultant agrees that any entity or individual so engaged shall be subject to the confidentiality provisions set in Section 11.

2. Term. Consultant shall provide the services from the Effective Date until May 15, 2002 unless XPDN elects the Double Up provision described below.

3.   Compensation.

     3.1 Grant of Shares. XPDN hereby grants to the Consultant an Option for 250,000 shares of "Common Stock" of Xpedian, Inc. as listed on the NASDAQ OTC-BB symbol "XPDN" and the receipt of such Options shall constitute full compensation of Consultant for the services rendered pursuant to this Agreement. The Options for the Common Stock in XPDN may be exercised at the price of .0001 per share. The Options will be made available to the Consultant in units 50,000 shares which may be exercised after May 15, 2000. The Options granted pursuant to this Agreement will


          Exhibit 99.1 - Pg. 2


expire the later of one (1) year after the completion of the contract period, or May 15, 2005.

     3.2       Additional Compensation.  Upon notification of
Consultant by XPDN to "Double-Up" as referenced in Section 4 herein, XPDN shall increase Option amount by an additional 250,000 shares of Common Stock in XPDN. The term of the engagement shall be further extended for an additional two (2) years.

     3.3 Reimbursement of Business Expenses. XPDN shall reimburse Consultant for expenses incurred by Consultant as may be approved from time to time by XPDN or CCG. Consultant shall provide receipts or other reasonable documentation for such reimbursements. Any expenses of Consultant that are not pre-approved shall not be reimbursed.

     3.4 Registration or Exemption. Notwithstanding anything to the contrary contained herein, shares of Common Stock may not be issued upon exercise of any Option, unless the shares are registered pursuant to the Securities Act of 1933, as amended ("Act"), or an exemption from such registration is available. XPDN shall be responsible for such registration, including any costs thereto upon Consultant's exercise of his Options hereto.

     3.5 Independent Contractor Relationship Between Parties. The parties acknowledge that Consultant is an independent contractor and not a joint venturer, partner, employee, or agent of XPDN or CCG by virtue of this Agreement. XPDN or CCG have no control over the manner or method by which Consultant meets his obligations under this Agreement; provided, that Consultant's services shall be performed in a competent and efficient manner. XPDN or CCG will not withhold for Consultant or CONSULTANT's personnel any sums for income tax, Social Security, unemployment or regular insurance, or any other employee withholding nor will XPDN or CCG offer Consultant or Consultant's personnel any employee benefits including, without limitation, pension benefits, worker's compensation coverage, and death and disability insurance.

4. Double-Up. XPDN may wish to increase the time the consultant provides (a) web server host services, or (b) the number of engineering hours available for development and integration. XPDN shall provide notice to the consultant of its desire to "double-up" its service request by issuing to the Consultant an additional option to purchase 250,000 shares of the Common Stock of XPDN.
This additional option will have the same terms and conditions as identified in Paragraph 2, "Share Delivery" above. Upon acceptance


          Exhibit 99.1 - Pg. 3


by the Consultant of XPDN's request for double-up, XPDN shall issue the additional Options and Consultant will provide XPDN with services until May 15, 2004 and/or an additional 3760 hours of engineering time.

5. ASN Registration. As part of the consideration hereof, Consultant agrees that he will make application for One (1) Class
C Block from ARIN, and that such registration shall be assigned to and be reserved for the exclusive benefit of CCG.

6. Negation Of Warranty. XPDN SHALL BE SOLELY RESPONSIBLE FOR THE SELECTION, INSTALLATION, USE, EFFICIENCY AND SUITABILITY OF SOFTWARE SELECTED AND INSTALLED PURSUANT TO THIS AGREEMENT AND ITS LICENSE AGREEMENT WITH CCG. CONSULTANT MAKES NO WARRANTIES, EXPRESS OR IMPLIED, INCLUDING, BUT NOT LIMITED TO, ANY WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE FOR ANY SOFTWARE SELECTED OR INSTALLED PURSUANT TO THIS AGREEMENT OR THE LICENSE AGREEMENT AND SHALL HAVE NO LIABILITY THEREFOR. WITHOUT LIMITING THE FOREGOING CONSULTANT MAKES NO WARRANTY THAT THE SERVICES TO BE PROVIDED BY THE CONSULTANT SHALL ACHIEVE THE DESIRED RESULTS OF XPDN. OR CCG.

7.   Negation of Proprietary Rights Indemnity.  CONSULTANT SHALL
HAVE NO LIABILITY TO XPDN OR CCG FOR THE INFRINGEMENT OF ANY
PROPRIETARY RIGHTS BY ANY SOFTWARE INSTALLED OR CREATED PURSUANT TO THE TERMS OF THIS AGREEMENT OR THE LICENSE AGREEMENT.

8. Damages. In no event shall Consultant be liable for loss profits, indirect, incidental, special, consequential, or other similar damages arising or resulting from the performance of this Agreement.

9. XPDN's Rights. The existence of the shares and/or this Plan shall not affect in any way the rights of XPDN to conduct its normal or any legal business of XPDN.

10. Amendments. This Agreement may not be amended unless by the written consent of the Board of XPDN and Consultant.

11. Good Faith and Fair Dealing. The parties hereto agree they will use their best efforts to cooperate with each party and shall use every reasonable precaution to ensure that no material facts, representations or promises are made without reasonable ability of any party to comply with such. Consultant shall at all times use every precaution to ensure that a high level of integrity and security is maintained in carrying out his duties in connection


          Exhibit 99.1 - Pg. 4


herewith, with the understanding that Consultant and XPDN may be liable to CCG for unwarranted disclosure or loss.

12. Confidentiality. CCG has agreed to make certain "Confidential Information" available to XPDN's Consultant so as to enable him to perform his services hereunder. CCG shall provide to Consultant, his agents and assigns, access to programmers, software, code, resources and programming theory, etc., as necessary to fulfill such requirements. Consultant agrees that he shall treat such information as confidential. Any property or information created hereto, in its entirety, including any derivatives thereof, shall be considered the intellectual property of CCG and/or its licensors, and such shall remain the sole and absolute work product, property and intellectual property of CCG. In consideration of the requirements hereto Consultant agrees to execute a "Confidentiality Agreement" between Consultant and CCG attached hereto as Exhibit A.

13. Governing Law. This Agreement shall be governed entirely by the laws of the State of North Carolina. The sole venue for any action arising hereunder shall be Mecklenburg County, North
Carolina. Consultant hereby consents to and waives jurisdiction in any other forum.

14. Binding Effect. This Agreement shall be binding upon and for the benefit of the parties hereto and their respective heirs, permitted successors, assigns and/or delegates.

15. Captions. The captions herein are for convenience and shall not control the interpretation of this Agreement.

16. Cooperation. The parties agree to execute such reasonable necessary documents in order to carry out the intent and purpose of this Agreement as set forth herein.

17. Gender and Number. Unless the context otherwise requires, references in this Agreement in any gender shall be construed to include all other genders, references in the singular shall be construed to include the plural, and references in the plural shall be construed to include the singular.

18. Severability. In the event anyone or more of the provisions of this Agreement shall be deemed unenforceable by any court of competent jurisdiction for any reason whatsoever, this Agreement shall be construed as if such unenforceable provision was never contained herein.


          Exhibit 99.1 - Pg. 5


19. Entire Agreement. This Agreement supersedes, circumvents and replaces any and all other agreements that may have been reached, and it shall replace such other agreements whether written or oral, in their entirety, except as otherwise provided herein.

20. Multiple Counterparts. This Agreement may be made and executed in multiple counterparts each being considered an Original, the validity of which may not be contested.

21. Assignment. This Agreement may be assigned by either party, by written waiver of the non-assigning party.

22. Costs of Enforcement. In connection with any litigation out of this Agreement, the prevailing party shall be entitled to recover all costs incurred, including reasonable attorneys' fees, for all trial and appellate levels.

23. Arbitration. It is mutually agreed that any controversy, dispute or claim arising out of or relating to this Agreement, the interpretation thereof, or the breach thereof, shall be settled by arbitration in accordance with the North Carolina Arbitration Code. The controversy or claim shall be submitted to a single arbitrator (who must be a certified public accountant licensed in North Carolina) mutually agreed upon by the parties within thirty days of notice of an intent to arbitrate any matter hereunder. If the parties cannot agree upon an arbitrator within such thirty day period such an arbitrator shall be selected in accordance with the North Carolina Arbitration Code through a court which has a situs in Mecklenburg, North Carolina. The arbitration of such dispute will be held in Mecklenburg, North Carolina within thirty days after completion of discovery. The award of the arbitrator will be final and binding on all parties to the arbitration and judgment may be entered upon it in accordance with law in any court of competent jurisdiction. In the event of arbitration the parties hereto specifically agree that discovery shall be allowed in the form of written interrogatories, depositions of witnesses, production, inspection and copying of documents to the same extent as is provided under the North Carolina Rules of Civil Procedure. Provided, however, the time for responding to requests for written interrogatories, production and inspection and copying of documents shall be reduced to ten days. Any disagreements between the parties to the dispute as to the scope and extent of and compliance with the discovery will be referred to the arbitrator and his determination shall be final. The parties further agree that such discovery procedures shall not be extended beyond two months from the selection of the arbitrator; provided, however, that for good cause, the arbitrator shall be permitted in his discretion to extend said time for discovery. In the event of any arbitration between parties hereto to enforce any of the provisions of this


          Exhibit 99.1 - Pg. 6


Agreement or any right of either party hereunder (including appellate proceedings), the unsuccessful party to such proceeding agrees to pay to the successful party all costs and expenses, including all reasonable attorneys' fees, court costs and all other costs and expenses incurred therein by the successful party, all of which shall be included in and as a part of the arbitration award and/or judgment rendered upon such award. The parties hereby expressly confer upon the arbitrator the jurisdiction and authority to determine the issues of entitlement to attorneys' fees and costs (in accordance with the guidelines for costs set forth in the North Carolina Rules of Civil Procedure) and the amount to be awarded therefor, based upon prevailing party status. Thus, after having determined entitlement based upon who is the prevailing party (pursuant to applicable principles of law in the regard), the arbitrator shall determine the amount of attorneys' fees to be awarded to the prevailing party. Evidence of such attorneys' fees and costs will be submitted to the arbitrator in accordance with the following procedure:

          23.1 Within seven days after the announcement by the arbitrator of the prevailing party, counsel for the prevailing party shall file with the arbitrator (and simultaneously serve upon opposing counsel) an affidavit of actual attorney's fees, setting forth the total number of attorney and paralegal hours for which recovery is sought, the hourly rates applicable thereto, and a separate affidavit of costs. The fee affidavit shall authenticate copies of all billing statements submitted by the attorney to the client, together with any computer printouts or other backup material from which such billing statements were generated, copies of all of which shall be attached to such affidavits or made available for review and copying. There shall be no need to submit expert testimony (either live or in the form of affidavits) to substantiate the amount of fees or costs sought.

          23.2 Within seven days after the submission of such attorney fee affidavit to the arbitrator, the non-prevailing party shall have the right to submit to the arbitrator a written challenge questioning any of the attorneys' fees sought to be recovered by the prevailing party.

          23.3 Either party may within seven days after the submission of such written challenge request a hearing before the arbitrator for the purpose of oral argument.

          23.4 Based upon the information so submitted, the arbitrator shall award attorney's fees and costs in favor of the


          Exhibit 99.1 - Pg. 7


prevailing party in an amount determined by the arbitrator to be reasonable under all of the facts and circumstances.

24. Impossibility of Performance. The Consultant shall not be responsible or liable for any damages to XPDN or CCG for failing to provide the services hereto if the omission is due to a labor dispute, strike, war, riot, insurrection, civil commotion, fire, flood, accident, storm, or any act of God or any cause beyond the Consultant's control.

     NOW WHEREAS, in consideration of the foregoing, the parties having read, and understanding the same, or having had the opportunity to seek advice on same, the parties do hereby sign, and affix their seals and agree to be bound by the terms, conditions and provisions hereof, on this the day same bears date.

Xpedian, Inc.                      Consultant


By:__/s/Dale K. Chapman______      By:____/s/Daniel S. Dunkin______
   Dale K. Chapman, President,        Daniel S. Dunkin, Consultant
   Xpedian, Inc.



          Exhibit 99.1 - Pg. 8